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Exhibit  1.1

     FAMOUS FIXINS, INC. ANNOUNCES NAME CHANGE AND NEW STOCK TRADING SYMBOL May 15, 2003

BEVERLY HILLS, California (Business Wire) ----- Famous Fixins, Inc. has changed its corporate name to Warning Model Management, Inc. This change was approved by the company's shareholders.

Additionally, the company applied for and received approval from the NASDAQ to change its stock trading symbol to WNMI (NASD OTC Bulletin Board). This change is effective as of May 15, 2003.

According to Michael Rudolph who is Warning Model Management, Inc.'s President and CEO, "we believe that the name change allows the company to appropriately reflect the current business operations that are being conducted and the new stock trading symbol will allow current and potential shareholders to more readily recognize our company."


_________________________________
Statements in this press release that are not historical facts are forward-looking statements, including statements regarding future revenues and sales projections, plans for future financing, the ability to meet operational milestones, marketing arrangements and plans, and shipments to and regulatory approvals in international markets. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing that will allow us to continue our current and future operations and whether demand for our products and services in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended Dec. 31, 2002 and its subsequent filings with the SEC.


Contact:
--------
S.  Michael  Rudolph
Famous  Fixins,  Inc.
(650)  340-9585
smrudolph@edgehillgroup.com




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